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                                                                     Exhibit 5.1


                      [LETTERHEAD OF HOWARD SHAPIRO, ESQ.]


                                 June 27, 1997



SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     I am the Executive Vice President, Law and Administration, General Counsel and Secretary to Playboy Enterprises, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the issuance of up to 600,000 shares (the "Shares") of the Company's Class B Common Stock, $.01 par value, issuable under the Amended and Restated Playboy Enterprises, Inc. 1995 Stock Incentive Plan (the "Plan") pursuant to a Registration Statement on Form S-8, filed by the Company with the Securities and Exchange Commission on the date hereof (the "Registration Statement").

     I am familiar with the proceedings taken and to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, I have examined such documents and such questions of law and fact, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments as I have deemed necessary or appropriate for purposes of this opinion.

     Based on the foregoing, it is my opinion that the Shares to be issued or sold pursuant to the Plan have been duly authorized, and that such Shares, when issued or sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Respectfully submitted,

                                 /s/ Howard Shapiro

                                 Howard Shapiro, Esq.